Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Talos Energy Inc. (the “Company”), of (i) our reports dated February 6, 2020, and March 6, 2019, containing information relating to Talos Energy Inc.’s estimated reserves as of December 31, 2019 and 2018, respectively, and of our report dated February 6, 2018, containing information relating to Talos Energy LLC’s estimated reserves as of December 31, 2017, and (ii) all references to our firm or such reports included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

September 11, 2020